UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Archrock, Inc.

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Dear Fellow Archrock Stockholders:

I am writing to encourage you to vote “FOR” Proposal No. 3, the advisory vote to approve the compensation of Archrock Inc.’s named executive officers for fiscal year 2023 (the “Say-on-Pay proposal”), at Archrock’s 2024 annual meeting of stockholders. The Annual Meeting will be held on April 25, 2024 (the “Annual Meeting”). Please see page 27 of our definitive proxy statement filed with the Securities and Exchange Commission on March 12, 2024 (the “2024 Proxy Statement”) for our Say-on-Pay proposal.

We have received sustained positive stockholder feedback in recent years regarding Archrock’s executive compensation programs, with an average of more than 95% support from our voting stockholders over the last five years, at least 94.6% stockholder support in each of the last five years, and 96% approval in the most recent year. For more than the last five years, we also have received “for” Say-on-Pay vote recommendations from proxy advisory firms Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”). Our Compensation Committee values the feedback it has received from our stockholders and took into consideration this overwhelming historical support for our program when making 2023 compensation decisions.

For our upcoming Annual Meeting, Glass Lewis has once again recommended that Archrock’s stockholders vote “for” our Say-on-Pay proposal while ISS has recommended that shareholders vote “against” our Say-on-Pay proposal. We strongly and respectfully disagree with ISS’s suggestion that our pay and performance are misaligned and do not agree with changes ISS made to its selected peer group for Archrock, which led it to that suggestion. We are providing this supplemental information to help you better evaluate our 2023 executive compensation program and decisions in light of ISS’s recommendation. Below are a few key points, with additional details in the paragraphs that follow:

•	Archrock is delivering strong shareholder returns, performing at the top of our peer group for 2023 and year-to-date for 2024.

•	The compensation committee’s exercise of discretion under our 2023 short-term incentive (STI) program was appropriate in the context of our record-setting 2023 performance on key metrics as well as the completion of several strategic and multi-year initiatives. Our outperformance in 2023 exposed some weaknesses in the formulaic design of our 2023 STI program and the Compensation Committee determined that an adjustment was needed to ensure that payouts aligned to actual performance. The Compensation Committee has not needed to exercise its discretion over STI historically and, following updates to our program that were implemented for 2024, does not expect to do so going forward.

•	Although our LTI awards in recent years were weighted 60% to time-based awards and 40% to performance-vesting awards, going forward, we will more heavily weight the performance-vesting portion. Beginning in 2025 we will use a 50%/50% mix of time and performance-vesting LTI awards.

•	We updated our performance-based long-term incentive (LTI) program in 2024 to incorporate an “absolute TSR” modifier into our TSR-based performance unit design. We believe this design is more effective than a simple cap that limits payouts to target level in cases where absolute TSR is negative for a performance period.

•	ISS used an inappropriate peer group with which to compare our performance and executive pay levels, including adding this year several shipping companies that recently have had outsized performance. These companies are not relevant comparators to Archrock. When measured appropriately (i.e., against comparable peer companies in our industry), our pay and performance have been well aligned, as recognized by Glass Lewis.

Our Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, taking into consideration market trends, best practices, industry conditions, our performance and feedback received from our stockholders, and asks for your support for our Say-on-Pay proposal.

Archrock Is Delivering Strong Shareholder Returns; Executive Pay is Aligned with This Record Performance

Archrock delivered an aggregate 107% total shareholder return (TSR) over the three-year period from January 1, 2021 to December 31, 2023, using ISS’s TSR methodology. For 2023 alone, our TSR was 87%, which placed us at the 100th percentile for TSR among our company-selected peer group for the year.1 Our strong TSR performance has continued in 2024, with year-to-date TSR, as of April 12, 2024 of more than 31%, exceeding that of all of our continuing peer companies. While our shareholder returns have dramatically increased in recent years on both an absolute and relative basis, Archrock’s CEO pay, as reported in ISS’s Absolute Pay-TSR Alignment Table, increased from $6.3 million in 2021 to $7.4 million in 2023, or an average of only 8% per year. This chart illustrates the relationship between our stockholder returns and CEO pay:

1 Although our TSR for the three-year 2021-2023 period was moderately below the median of our peer group, this was reflected in the compensation actually realized by our named executive officers for the period, as reflected in the formulaic payout of our 2021 TSR-based LTI awards below the target level. These awards paid out at 71% of target, as discussed on pages 45-46 of our 2024 Proxy Statement.

Notably, ISS did not express any level of concern over our pay and performance alignment before 2023 when shareholder returns were more modest.

Our STI payouts reflected our strong 2023 performance.

We delivered record achievements in 2023 and the Compensation Committee exercised its judgment and discretion over STI payout levels to ensure that all our employees were fairly compensated for their accomplishments. We adjusted payouts under the plan from 146% (the payout level measured from the formulaic plan mechanics) to 170%. Our record achievements, which are outlined more fully in the 2024 Proxy Statement, included:

•	total shareholder return of 85%,

•	a 6.9% increase in dividend per share,

•	initiation of a stock-buyback program

•	robust year-end dividend coverage of 2.8x,

•	more than doubling earnings per share vs. 2022 and

•	achieving a compression fleet utilization of over 96%.

Discretion is a tool built into our compensation plan for reasons exactly like this, where the output of mechanical payout formulas in the plan was not fully indicative of the performance delivered and did not achieve the Compensation Committee’s intent. The Compensation Committee has not needed to apply discretion in a material way during prior periods; however, given the lack of alignment between the outputs of the mechanical payout formulas and the accomplishments that our executives and employees delivered for the year, the Compensation Committee felt compelled to act.

One key reason that the mechanical payout formulas alone did not fully achieve the Committee’s intent is that 2023 performance greatly exceeded the level of performance achievements in prior years. This “stress test” of the plan design exposed some weaknesses in the plan’s capacity to effectuate the Compensation Committee’s intent for STI payout levels of up to 200% at maximum performance attainment. As an example, our Adjusted EBITDA payout curve, which required a 20% above-target performance level to achieve maximum payout, did not fully take into account the increased stability and predictability of our operations and cash flows and therefore did not adequately compensate our employees for achieving a more than 9% above-target Adjusted EBITDA result (which the Committee considered to be truly superior performance in light of the target having been set at an aggressive level). Over the last five years, our actual Adjusted EBITDA performance compared to plan has averaged +6% and ranged between -5% and +11%. We have updated our STI program to account for these issues going forward, and, as a result, we do not currently expect to implement similar discretionary increases in the future, although the Compensation Committee will always maintain discretion to adjust compensation payouts when necessary to achieve the intent and goals of our compensation programs.

For 2023, adjustments were applied for 100% of the employees eligible for our annual STI program (418 employees), not just for our named executive officers. The enhanced payout amounted to a total of $2.9 million of incremental compensation across the entire organization that participates in the STI plan, which represented less than 1% of our 2023 Adjusted EBITDA. The incremental amount received by our five named executive officers totaled $772,000, or 27% of the adjustment amount. Directly, we strongly disagree with ISS’s assertion that the Compensation Committee should not have exercised this discretion.

We Are Increasing the Weighting of Performance-Vesting LTI Awards for 2025

As disclosed in our 2024 Proxy Statement, 60% of our named executive officers’ LTI awards have historically been granted in the form of time-vesting restricted stock and 40% are granted in the form of performance units based on metrics such as cash available for dividends, leverage reduction and total shareholder return. While none of our stockholders, ISS or Glass Lewis had expressed concern with this mix of time- and performance-vesting awards in recent years, this year ISS indicated a belief that this mix was too heavily weighted to time-based awards. The Compensation Committee is also aware that many U.S. public companies, including companies in our peer group, utilize a 50%/50% mix of time and performance awards. In light of this, the Compensation Committee has determined to utilize a more performance-based weighting for our LTI award mix going forward. Beginning in 2025, we will implement a 50%/50% mix of time and performance-vesting LTI awards.

Our TSR-based performance-vesting long-term incentives use an effective “absolute TSR” modifier.

50% of our performance-vesting long-term incentive awards are based on relative and absolute TSR, whereby we compare our TSR to the TSR of each company in our peer group and then adjust payout levels upward or downward based on the level of our absolute TSR for the performance period. The absolute TSR “modifier” increases or reduces payout levels by up to 50% of the target award level. This was a new feature added to our LTI program for 2024 in an effort to modernize and improve our executive compensation programs by incorporating an absolute TSR component to our TSR-based performance units.

While some other companies have incorporated absolute TSR into their programs in different ways (for example by imposing a 100% payout “cap” on relative TSR award payouts in cases where absolute TSR is negative for the performance period), the design we have implemented is intended to use absolute TSR in a more refined and systematic manner. This design was recommended by our independent compensation consultant, Pearl Meyer, and has certain advantages over a simple payout “cap” approach. One advantage is that it maintains the incentive to outperform peers, even in down-market environments. Payouts are reduced on account of any negative absolute TSR result, but unlike a cap-based approach, payouts will still always be affected by Archrock’s relative TSR rank in relation to our peer group. Likewise, payouts will also always be reduced on account of a negative absolute TSR results even if our relative TSR rank is below the median of our peers, which is also an outcome not achieved from a simple payout “cap.”

Our Executive Pay and Performance Are Well Aligned When Compared with an Appropriate Peer Group

ISS’s erroneous suggestion that our pay and performance are misaligned flows, in part, from recent changes to the ISS-selected peer group of companies, which have disconnected the ISS-selected comparator group from the thoughtfully-selected group of companies that we and our independent compensation consultant use for executive pay and performance comparisons. While we have sought to keep our peer group consistent in recent years and have generally made recent changes only to account for merger and acquisition activity and insolvencies among our peers, ISS has continued to add and remove companies without clear rationales. In 2023 and 2024, for example, ISS has added an aviation company and commercial transportation and shipping companies, which are not pertinent to our business, equity performance and compensation programs. These industries and companies do not perform on the same macroeconomic cycle as natural gas production or compression companies and these are not industries from which we recruit employees. In addition, some of these newly-added and non-comparable companies have had extraordinary outsized shareholder returns, which have skewed the results of ISS’s pay vs. performance alignment tests. Finally, in 2024 ISS removed two of the already few companies that overlapped with our company-selected peer group, reducing our shared peer list to just 4 of 22 companies.

The very limited usefulness of ISS’s selected peer group for Archrock is highlighted by two further observations:

•	When reviewing the output of ISS’s “Relative Degree of Alignment” test, which is intended to identify companies among the comparator group that are pay vs. performance outliers, of the 23 companies in the group (including Archrock), only 4 appear to fall within a band of relative alignment and 19 (i.e., 83% of the group) would appear to be outliers among the group.

•	The 2023 and 2024 changes significantly affected our TSR rank among the group. Our 3-year TSR ranking would have been 9 and 12 percentage points higher, respectively, on a relative basis, if ISS’s 2023 and 2022 comparator groups had been used.

Using a more refined peer group, Glass Lewis concluded that Archrock’s 2023 pay and performance were strongly aligned and this comports with our own view of pay and performance alignment with our company-selected peers. Notably, Glass Lewis found strong alignment between our executive pay and performance levels, indicating that, while the company paid above the median of its selected peers for Archrock, we performed better than the Glass Lewis peers across TSR, change in Operating Cash Flow, Return on Assets and Return on Equity.

For the reasons outlined above, we again ask for your for your support at the Annual Meeting on Proposal No. 3, our Say-on-Pay proposal.

Sincerely,

/s/ Stephanie C. Hilderbrandt
Stephanie C. Hilderbrandt, Senior Vice President, General Counsel and Secretary